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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement of CommScope, Inc. on Form S-3 of our report dated March 15, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company's adoption of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002), appearing in the Amended Annual Report on Form 10-K/A of CommScope, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
June 18, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM